Exhibit 99.1

Contact:
Sandra Rodriguez	225.388.7654
Sherry Knapp	804.788.6107

Albemarle Reports Third Quarter 2007 Results

•	Third quarter net income of $59.1 million, or 61 cents per share.

•	Record quarterly Catalysts segment income of $41.0 million.

•	Over 400 basis point year-over-year improvement in quarterly Fine Chemicals segment income margin.

RICHMOND, Va.,—October 22—Albemarle Corporation (NYSE: ALB) reported third quarter 2007 net income of $59.1 million, or 61 cents per share, up from $2.3 million, or 2 cents per share, for third quarter 2006. Excluding the charge related to the divestiture of the Thann, France facility of $89.2 million ($58.4 million after income taxes, or 60 cents per share), third quarter 2006 net income was $60.7 million, or 62 cents per share. Strong performance in the Company’s Catalysts and Fine Chemicals business segments was offset by margin declines in our Polymer Additives business segment. The Company reported net sales in the third quarter of 2007 totaling $584 million compared to third quarter 2006 net sales of $608 million.

Net income for the nine months of 2007 was $171.1 million, or $1.76 per share, up from $80.0 million, or 82 cents per share, for the nine months of 2006. Excluding the second quarter 2007 charge related to the closure of our Dayton fine chemistry facility, net income for the nine months of 2007 was $174.2 million, or $1.79 per share. Net income, excluding the Thann charge, for the nine months of 2006 was $138.4 million, or $1.43 per share. Net sales for the nine months of 2007 were $1.74 billion compared to $1.78 billion for the nine months of 2006.

Commenting on results, Mark C. Rohr, President and CEO, stated, “The strength of our product portfolio was evident this quarter as record-setting Catalysts income helped overcome the weakness in Polymer Additives sold into consumer product markets. Fine Chemicals also delivered profit improvement year-over-year despite weak bromine demand for Polymer Additives and aggressive efforts to reduce inventory. As we enter the fourth quarter we are seeing some sequential improvement in Polymer Additives sales; however, inflation pressures and global consumer uncertainty require us to keep focused on execution to deliver another successful year."

Quarterly Segment Results

Polymer Additives recorded net sales for third quarter 2007 of $232.7 million, a 3 percent decrease versus third quarter 2006. Net sales declined in our flame retardant portfolio primarily due to reduced volumes in tetrabrom, partially offset by higher year-over-

year pricing and increased sales of our proprietary products. Net sales increased in our stabilizers and curatives portfolio due primarily to higher volumes and pricing. Polymer Additives segment income for third quarter 2007 declined 24 percent from third quarter 2006 to $29.4 million due primarily to lower tetrabrom sales volumes and higher costs associated with lower utilization rates, partially offset by improved product pricing and mix.

Catalysts recorded net sales for third quarter 2007 of $216.4 million, a nominal decrease versus third quarter 2006, due primarily to lower volumes in HPC refinery catalysts, partially offset by improved pricing in FCC refinery catalysts and polyolefin catalysts. Catalysts segment income for third quarter 2007 increased 7 percent versus third quarter 2006 to $41.0 million, a quarterly record.

Fine Chemicals net sales for third quarter 2007 were $134.9 million, a 10 percent decrease versus third quarter 2006. This decline is due primarily to the disposition of our Thann, France facility. Excluding the impact of the Thann facility divestiture, net sales decreased 3 percent primarily due to reduced revenue from Fine Chemistry Services. Segment income for third quarter 2007 increased 26 percent versus third quarter 2006 (excluding the Thann divestiture charge) to $20.4 million due to strong performance at our South Haven facility and in intermediates and specialty bromides.

During the quarter, interest and financing expenses were $9.5 million versus third quarter 2006 expenses of $10.8 million. Research and development expenses increased $3.9 million, or 34 percent, from the same period last year.

Our third quarter 2007 effective income tax rate on a reported basis was 15.4 percent, which includes a benefit from recently enacted lower tax rates in Germany. The full year reported effective tax rate is expected to be approximately 21.5 percent.

Earnings Call

The Company's performance for the third quarter ended September 30, 2007 will be discussed on a conference call at 10:00 AM Eastern Daylight Time on October 23, 2007, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2006 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$583,981	$607,818	$1,737,031	$1,783,969
Cost of goods sold	431,019	459,590	1,270,898	1,381,904

Gross profit	152,962	148,228	466,133	402,065
Selling, general and administrative expenses	61,004	58,000	182,745	178,055
Research and development expenses	15,422	11,549	46,057	34,192
Dayton facility closure charge	—	—	4,944 (b)	—
Loss on Thann facility divestiture	—	89,175 (a)	—	89,175 (a)

Operating profit (loss)	76,536	(10,496)	232,387	100,643
Interest and financing expenses	(9,500)	(10,759)	(28,827)	(33,415)
Other income (expenses), net	828	1,007	3,411	(370)

Income (loss) before income tax (expense) benefit, minority interests and equity in net income of unconsolidated investments	67,864	(20,248)	206,971	66,858
Income tax (expense) benefit	(10,433)	23,330	(42,954)	952

Income before minority interests and equity in net income of unconsolidated investments	57,431	3,082	164,017	67,810
Minority interests in income of consolidated subsidiaries (net of tax)	(4,613)	(5,176)	(12,310)	(8,795)
Equity in net income of unconsolidated investments (net of tax)	6,281	4,383	19,363	20,977

Net income	$59,099	$2,289	$171,070	$79,992

Basic earnings per share	$0.62	$0.02	$1.80	$0.85
Diluted earnings per share	$0.61	$0.02	$1.76	$0.82
Weighted-average common shares outstanding - Basic	95,245	94,755	95,269	94,532
Weighted-average common shares outstanding - Diluted	97,106	97,298	97,288	97,009

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$101,281	$149,499
Other current assets	910,093	811,355

Total current assets	1,011,374	960,854

Property, plant and equipment	2,276,046	2,169,433
Less accumulated depreciation and amortization	1,252,365	1,188,858

Net property, plant and equipment	1,023,681	980,575
Other assets and intangibles	689,932	588,939

Total assets	$2,724,987	$2,530,368

LIABILITIES & SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$18,774	$50,731
Other current liabilities	382,489	432,218

Total current liabilities	401,263	482,949

Long-term debt	679,726	681,859
Other noncurrent liabilities	339,753	236,594
Deferred income taxes	88,641	100,868
Shareholders’ equity	1,215,604	1,028,098

Total liabilities & shareholders’ equity	$2,724,987	$2,530,368

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Nine Months Ended September 30,
	2007		2006
Cash and cash equivalents at beginning of year	$149,499		$58,570
Cash and cash equivalents at end of period	$101,281		$89,575
Sources of cash and cash equivalents:
Net income	171,070		79,992
Dayton facility closure charge	4,944		—
Loss on Thann facility divestiture	—		89,175
Depreciation and amortization	79,824		86,015
Proceeds from borrowings	78,125		133,810
Proceeds from exercise of stock options	20,459		13,694
Uses of cash and cash equivalents:
Capital expenditures	(71,262)		(73,103)
Purchases of common stock	(51,956)		(14,694)
Repayments of long-term debt	(129,246)		(184,181)
Acquisitions, net of cash acquired in 2007	(17,444)	(c)	(25,000)
Dividends paid to shareholders	(30,172)		(23,086)
Dividends paid to minority interests	(11,888)		(3,600)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Segment net sales:
Polymer Additives	$232,700	$240,746	$670,969	$691,176
Catalysts	216,399	217,366	659,674	646,767
Fine Chemicals	134,882	149,706	406,388	446,026

Total segment net sales	$583,981	$607,818	$1,737,031	$1,783,969

Segment operating profit (loss):
Polymer Additives	$30,970	$40,736	$102,741	$112,100
Catalysts	35,474	35,032	97,490	75,677
Fine Chemicals (a)	22,772	18,025	75,272	43,632
Corporate & Other	(12,680)	(15,114)	(38,172)	(41,591)

Total segment operating profit	76,536	78,679	237,331	189,818

Minority interests in income of consolidated subsidiaries:
Polymer Additives	(2,351)	(3,333)	(6,410)	(6,706)
Catalysts	—	—	—	—
Fine Chemicals	(2,361)	(1,823)	(6,067)	(3,972)
Corporate & Other	99	(20)	167	1,883

Total minority interests in income of consolidated subsidiaries	(4,613)	(5,176)	(12,310)	(8,795)

Equity in net income of unconsolidated investments:
Polymer Additives	746	1,193	4,037	3,662
Catalysts	5,555	3,208	15,355	17,410
Fine Chemicals	—	—	—	—
Corporate & Other	(20)	(18)	(29)	(95)

Total equity in net income of unconsolidated investments	6,281	4,383	19,363	20,977

Segment income (loss):
Polymer Additives	29,365	38,596	100,368	109,056
Catalysts	41,029	38,240	112,845	93,087
Fine Chemicals (a)	20,411	16,202	69,205	39,660
Corporate & Other	(12,601)	(15,152)	(38,034)	(39,803)

Total segment income	78,204	77,886	244,384	202,000
Dayton facility closure charge	—	—	(4,944)	—
Loss on Thann facility divestiture	—	(89,175)	—	(89,175)
Interest and financing expenses	(9,500)	(10,759)	(28,827)	(33,415)
Other income (expenses), net	828	1,007	3,411	(370)
Income tax (expense) benefit	(10,433)	23,330	(42,954)	952

Net income	$59,099	$2,289	$171,070	$79,992

(a)	Excludes the Thann facility divestiture charge and the Dayton facility closure charge.

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The three and nine-month periods ended September 30, 2006 include a charge amounting to $89.2 million ($58.4 million after income taxes, or 60 cents per share) that relates to the divestiture of the Thann, France facility effective August 31, 2006.

(b)	The nine-month period ended September 30, 2007 includes a charge amounting to $4.9 million ($3.1 million after income taxes, or 3 cents per share) that relates to the closure of our Dayton, Ohio fine chemistry facility.

(c)	On July 31, 2007, we acquired controlling interests in our two antioxidant joint ventures in China: Ningbo Jinhai Albemarle Chemical and Industry Co., Ltd. and Shanghai Jinhai Albemarle Fine Chemicals Co., Ltd. Our ownership interests increased from 25 percent to 75 percent.

Additional Information

It should be noted that net income excluding the Dayton charge and net income excluding the Thann charge are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. They are presented here to exclude the impact of certain non-recurring items on our results. We believe these measures are more reflective of our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”